EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB REPORTS SECOND QUARTER EPS OF $.44:

UPDATES EARNINGS GUIDANCE FOR FULL YEAR

August 16, 2005, Natick, MA — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for its second quarter ended July 30, 2005 of $30.5 million, or $.44 per diluted share. In last year’s second quarter, the Company reported net income of $28.0 million, or $.40 per diluted share. Last year’s results included a post-tax charge of $3.6 million, or $.05 per diluted share, to establish a reserve for claims by credit card issuing banks and post-tax income of $3.1 million, or $.04 per diluted share, representing BJ’s recovery of bankruptcy claims with regard to House2Home. (See notes to attached financial statements.)

Based on lower than planned profitability on sales of gasoline during the second quarter and a revised estimate for gas profitability in the third quarter, the Company now expects to report earnings for the full year in the range of $1.85 to $1.91 per diluted share. Previous guidance was for earnings in the range of $1.87 to $1.95 per diluted share.

Net income for the first half of 2005 was $49.1 million, or $.71 per diluted share. These amounts included $2.9 million of post-tax income ($4.3 million pre-tax), resulting from a recovery of certain claims related to the House2Home bankruptcy, and $1.8 million of post-tax expense ($3.0 million pre-tax), to increase the company’s reserve for claims by various credit card issuing banks. The net total of these two items was $1.1 million, or $.02 per diluted share of income. (See notes to attached financial statements.)

For the first half of 2004, the Company reported net income of $44.1 million, or $.63 per diluted share. These amounts included net expense of $0.5 million, or $.01 per diluted share in the second quarter, as discussed above, as well as income of $1.4 million, or $.02 per diluted share, recorded during the first quarter related to a recovery of medical claims overcharges. (See notes to attached financial statements.)

Net sales for the second quarter increased by 7.7% to $1.98 billion compared with $1.84 billion in the second quarter of last year. Comparable club sales for the quarter increased by 3.2%, including a contribution from sales of gasoline of approximately 0.4%. Net sales for the first half of 2005 totaled $3.75 billion, an increase of 8.7% over the comparable period last year.

-more-

BJ’s Wholesale Club

August 16, 2005

The Company also announced that it purchased 479,400 shares of BJ’s common stock during the second quarter at an average price of $31.31, or $15 million. Year to date, the Company has purchased 1,644,300 shares of BJ’s common stock at an average price of $29.56 per share, or $48.6 million dollars.

BJ’s president and CEO Mike Wedge said, “For the first half of 2005, we achieved solid results while continuing to focus on innovation. An ongoing theme for BJ’s in 2005 is steadily improving merchandise margins driven by a higher penetration of private brand and fresh food sales, as well as lower merchandise costs achieved through global and e-sourcing initiatives.”

Conference Call on Second Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the second quarter financial results and the outlook for the second half of 2005 today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately 13 weeks following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 161 clubs, including two ProFoods Restaurant Supply clubs, and 85 gas stations compared with 151 clubs and 78 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Forward Looking Statements

Statements contained in this press release that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 29, 2005. Any forward looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

- See Financial Tables -

Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Net sales	$1,981,593	$1,839,988	$3,750,382	$3,450,946
Membership fees and other	40,945	38,281	81,706	74,947

Total revenues	2,022,538	1,878,269	3,832,088	3,525,893

Cost of sales, including buying and occupancy costs	1,816,478	1,692,759	3,452,459	3,190,359
Selling, general and administrative expenses	154,385	137,242	298,876	260,442
Provision for credit card claims	—	6,000	3,000	6,000
Preopening expenses	1,950	1,720	3,047	1,939

Operating income	49,725	40,548	74,706	67,153
Interest income, net	572	130	847	19
Gain on contingent lease obligations	—	4,407	4,277	4,334

Income from continuing operations before income taxes	50,297	45,085	79,830	71,506
Provision for income taxes	19,767	16,956	30,597	27,127

Income from continuing operations	30,530	28,129	49,233	44,379
Loss from discontinued operations, net of income tax benefit	(77)	(130)	(157)	(262)

Net income	$30,453	$27,999	$49,076	$44,117

Basic earnings per common share:
Income from continuing operations	$0.45	$0.40	$0.72	$0.64
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.45	$0.40	$0.72	$0.63

Diluted earnings per common share:
Income from continuing operations	$0.44	$0.40	$0.71	$0.63
Loss from discontinued operations	—	—	—	—

Net income	$0.44	$0.40	$0.71	$0.63

Number of common shares for earnings per share computations:
Basic	68,338,863	69,533,945	68,581,905	69,671,623
Diluted	69,140,923	69,957,458	69,390,817	70,161,263

Clubs in operation - end of period	161	151

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	July 30, 2005	July 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$150,776	$36,202
Marketable securities	—	110,100
Accounts receivable	81,803	72,569
Merchandise inventories	766,719	700,128
Current deferred income taxes	22,486	17,707
Prepaid expenses	19,597	17,241

Total current assets	1,041,381	953,947
Property, net of depreciation	804,492	772,417
Other assets	23,866	22,969

TOTAL ASSETS	$1,869,739	$1,749,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$444	$414
Accounts payable	548,142	522,683
Closed store lease obligations	959	8,471
Accrued expenses and other current liabilities	247,559	214,526

Total current liabilities	797,104	746,094
Long-term debt, less portion due within one year	2,970	3,415
Noncurrent closed store lease obligations	8,498	10,627
Other noncurrent liabilities	72,983	62,868
Deferred income taxes	30,261	39,974
Stockholders’ equity	957,923	886,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,869,739	$1,749,333

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	July 30, 2005	July 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$49,076	$44,117
Provision for credit card claims	3,000	6,000
Loss on contingent lease obligations	—	132
Provision for store closing costs	262	436
Depreciation and amortization	52,507	48,671
Deferred income taxes	1,042	7,425
Decrease in merchandise inventories, net of accounts payable	13,514	37,154
Decrease in closed store lease obligations	(6,796)	(3,388)
Other	(19,801)	940

Net cash provided by operating activities	92,804	141,487

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(51,847)	(49,384)
Property disposals	51	461
Purchase of marketable securities	(95,825)	(516,345)
Sale of marketable securities	120,625	406,245

Net cash used in investing activities	(26,996)	(159,023)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(211)	(196)
Purchase of treasury stock	(48,608)	(18,014)
Proceeds from issuance of common stock	13,923	5,453
Changes in book overdrafts	(5,694)	(12,225)

Net cash used in financing activities	(40,590)	(24,982)

Net increase (decrease) in cash and cash equivalents	$25,218	$(42,518)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first half of this fiscal year, the Company recorded first quarter pretax charges of $3.0 million ($1.8 million post-tax, or $.03 per diluted share) to increase its reserve for claims seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses.

In the first half of last year, the Company recorded a second quarter pretax charge of $6.0 million ($3.6 million post-tax, or $.05 per diluted share) to establish this reserve.

2.	During this year’s first half, the Company received first quarter pretax recoveries of House2Home bankruptcy claims of $4.3 million, which are included in gain on contingent lease obligations. On a post-tax basis, these gains were $2.9 million, or $.04 per diluted share.

In the first half of last year, the Company received second quarter pretax recoveries of House2Home bankruptcy claims of $4.5 million. On a post-tax basis, these gains were $3.1 million, or $.04 per diluted share.

3.	During last year’s first quarter, the Company received a settlement of medical claims overcharges from a former plan administrator of $2.3 million ($1.4 million post-tax, or $.02 per diluted share).

4.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purchases.